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                                                                    Exhibit 21.1


                                  SUBSIDIARIES

3006712 Nova Scotia Company

Advanced Parking Systems Ltd.

P1 Parking Systems Inc.

Prairie Parking Ltd.

Impark Management Ltd.

City Collection Company Ltd.

Citation Collection Company Ltd.

Imperial Parking Canada Corporation

IPK Holdings, LLC

IPK Subsidiary, Inc.